Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 6, 2009, on the financial statements of LIG Assets, Inc. for the period ended October 31, 2008 and for the period from October 14, 2008 (inception) for October 31, 2008, included herein on the registration statement of LIG Assets, Inc. on Form S-1, and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
March 12, 2009

551 NW 77th Street. Suite 107 • Boca Raton, FI. 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bermancpas.com • info@bermancpas.com
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants